Exhibit 10.20

November 11, 2021

Rupert D’Souza
[Address]

Re: Employment Offer, Chief Financial Officer

Dear Rupert,

I am pleased to offer you a position with Adverum Biotechnologies, Inc. (the “Company”) as Chief Financial Officer, reporting to the Chief Executive Officer, Laurent Fischer, M.D. You will work at our office located in Redwood City, CA. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

If you decide to join us, this letter agreement (the “Agreement”) memorializes your compensation and other employment terms. These terms will become effective on the date you join the Company (the “Hire Date”).

1.Compensation and Benefits.

Base Compensation:

Your base salary will be $425,000.00 annually ($17,708.34 per pay period), subject to payroll deductions and all required withholdings, reflecting your full-time employment with the Company. Your salary will be paid in accordance with the Company’s standard payroll schedule (currently the 15th and last calendar day of each month). As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Annual Bonus:

In addition, for each calendar year starting with 2021 you will be eligible to earn an annual performance bonus with a target bonus amount equal to 40% of your base salary (as of January 1st of the bonus year). Your annual bonus for the calendar year in which you were hired will not be prorated based on your Hire Date and will be based on your base salary on your Hire Date. Your annual bonus will be calculated based on attainment of individual goals (including corporate and personal objectives) to be determined by the Company’s management each year, as well as such other criteria deemed relevant by the Company. Bonus payments will be in the form of cash and will be granted entirely at the discretion of the Company’s CEO and Board of Directors or its Compensation Committee. Any cash bonus payments will be less payroll deductions and all required withholdings. The bonus is not earned until paid (that is, you must be employed by the Company on the date the bonus is paid in order to be entitled to receive the bonus) and no pro- rated amount will be paid if your employment terminates for any reason prior to the payment date.

Annual Equity Award:

For each calendar year starting with the year after you have completed one year of service, you may be eligible for a discretionary annual equity grant, provided that you are actively employed with the Company through and including the date of such annual equity grant. Whether any discretionary annual equity grant is granted, and the terms of any such equity grant, is entirely at the discretion of the Company’s Board of Directors or its Compensation Committee.

Benefits

As a regular, full time employee, you will be eligible to participate in the Company’s employee benefits programs in accordance with the terms, conditions and limitations of the benefit plans, including health, dental and vision plans, retirement, paid time off, and other benefits, to the extent such plans have been established by the Company. Our employee benefits are described in the Benefits Booklet.

All forms of compensation referred to in this Agreement are subject to all applicable taxes, withholding and any other deductions required by applicable law.

The Company may change compensation and benefits from time to time in its discretion.

2.    New Hire Equity Grant.

In addition, if you join the Company, it will be recommended at the first meeting of the Company’s Board of Directors or its Compensation Committee following your Hire Date, that the Company grant you options to purchase 400,000 shares of the Company’s common stock with an exercise price per share equal to the closing price of the common stock on the date of grant (the “Option”). The Option will be granted pursuant to the Company’s 2017 Inducement Plan as an inducement grant. The option will vest and become exercisable as follows: subject to you continuing employment with the Company through each vesting date, 25% of the shares of common stock subject to the award of the Option shall vest on the first anniversary of the vesting commencement date (your Hire Date) and 1/48th of the total shares granted shall vest and become exercisable monthly following such anniversary such that the entire award shall be vested and exercisable on the fourth anniversary of the vesting commencement date. The Option shall be subject to the other terms and conditions set forth in the Company’s 2017 Inducement Plan and the Company’s standard form of Nonstatutory Stock Option Agreement. You should consult with your own tax advisor concerning the risks associated with accepting the Option.

3.    Confidentiality and Proprietary Information Obligations.

(a)Company Policies and Proprietary Information Agreement. As a condition of employment, you will be required to sign the employee Proprietary Information and Invention Assignment Agreement (the “PIIAA”) attached hereto as Exhibit A, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will in no way utilize any such information. You agree to honor all obligations to former employers during your employment with the Company.
(b)Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for- profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Company’s CEO. The Company may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Company, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s reputational or business interests or conflict with your duties to the Company. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company’s business; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Company all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.

4.    No Conflicts.

By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts which would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

5.    Reserved.

6.    At Will Employment.

The Company is excited about your joining as a full time, regular, exempt employee and looks forward to a beneficial and productive relationship. Nevertheless, your employment relationship with the Company will be an “at-will” arrangement and is for no specific period. This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Company and signed by you and by a duly authorized officer of the Company. We request that, in the event of resignation, you give the Company at least two weeks notice. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

7.    Miscellaneous.

7.1Conditions of employment. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

7.2Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

7.3Succession and assignment. This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

7.4Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

7.5Governing law and jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

7.6Headings and captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

7.7No construction against drafter. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

7.8Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

7.9Counterparts. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

7.10Entire agreement. This Agreement, together with your PIIAA (Exhibit A) and the Change of Control and Severance Agreement (Exhibit B) forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone concerning your employment terms, including, but not limited to, any representations made during your recruitment, interviews or pre employment negotiations, whether written or oral.

8.    Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

Please sign and date this letter, and the attached Change of Control Agreement and the Proprietary Information and Invention Assignment Agreement, and return them to me by the close of business on November 12, 2021 in order to confirm your acceptance of our offer and agreement to these employment terms. This offer of employment will terminate if it is not accepted, signed and returned by the specified date. If you accept our offer, your first day of employment will be no later than December 6, 2021.

We look forward to a favorable reply and a productive and enjoyable work relationship with you.
Sincerely,
Adverum Biotechnologies, Inc.:

/s/ Laurent Fischer, M.D.
_________________________
Laurent Fischer, M.D.
Chief Executive Officer

Understood and Accepted:

/s/ Rupert D’Souza
_________________________
Name: Rupert D’Souza
Date: 2021-11-12 | 08:48:44 PST